Exhibit 10.1(a)
CHICAGO BRIDGE & IRON
SAVINGS PLAN
Eighth Amendment
     Pursuant to resolution of the Board of Directors of Chicago Bridge & Iron Company, a Delaware corporation (“Company”) dated August ___, 2006, the Chicago Bridge & Iron Savings Plan, as amended and restated effective January 1, 1997, and previously amended (“Plan”), is hereby further amended in this Eighth Amendment as follows:
     1. Section 2.27 of the Plan is amended by redesignating subsection (e) as subsection (f) and adding a new subsection (e) to read as follows:
     (e) Home Damage Repair. Repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income), to the extent creating an immediate and heavy financial need on the basis of all the relevant facts and circumstances.
     2. Section 4.12(f) of the Plan is amended to read as follows:
     (f) The Plan Administrator may specify rules from time to time governing Catch Up Deferrals, including, but not limited to, rules regarding (i) the timing, method, and implementation dates of Catch Up Deferral elections, (ii) the return or recharacterization of Catch Up Deferrals as Elective Deferrals, and (iii) the recharacterization of Elective Deferrals of an Eligible Active Participant as Catch-up Deferrals, to the extent the Elective Deferrals of the Eligible Active Participant would otherwise exceed the limitations of Article V and the total Catch-Up Deferrals of the Participant (after recharacterization) do not exceed the limits of subsection (b) above. Such rules shall be in compliance with any applicable guidance issued by the Secretary of the Treasury, and, to the extent deemed advisable by the Plan Administrator in order to comply with such guidance; such rules may override any of the preceding provisions of this Section 4.12.
     3. The last sentence of Section 8.02 of the Plan is amended to read as follows:
Notwithstanding the foregoing, if for any reason no election of a form of benefit is on file with the Plan Administrator when payment of the Participant’s Accrued Benefit is required under Section 8.03, or if the Participant’s vested Accrued Benefit does not exceed $1,000 at the time of the Participant’s Termination of Employment, the Trustee will pay the Participant’s vested Accrued Benefit in a single lump sum.
     4. The first sentence of Section 8.03(b) of the Plan is amended to read as follows:
If the Participant’s distributable Account balance is more than $1,000, and if the Participant is living but has not attained age 65, distribution will not be made without the Participant’s prior written consent before the Participant attains age 65 or dies.
     5. Section 8.04 of the Plan is amended to read as follows:

     8.04 Lump Sum Payment Without Election. Notwithstanding any other provision of this Article VIII, if a Participant (or the Beneficiary of a deceased Participant) is entitled to a distribution (including distributions with respect to Participants who had a Termination of Employment prior to January 1, 1997) and if the value of a Participant’s vested Accrued Benefit does not exceed $1,000, the Plan Administrator shall direct the immediate distribution of such benefit in a single lump sum regardless of any election or consent of the Participant, his or her spouse or other Beneficiary; provided, however, that no cash-out payment under this subsection shall be made after distribution of benefits has begun without the consent of the Participant or (if the Participant has died and his or her surviving spouse is his or her Beneficiary) his or her surviving spouse.
     6. The last sentence of Section 13.18 of the Plan is amended to read as follows:
For this purpose the GUST Amendments are the Uniformed Services Employment and Reemployment Rights Act of 1994, P.L. 103-353; the Uruguay Round Agreements Act, P.L. 103-465; the Small Business Job Protection Act of 1996, P.L. 104-188; and the Taxpayer Relief Act of 1997, P.L. 105-34; and the Applicable Plan Sections are Section 2.13(b) (relating to the definition of Statutory Compensation); Section 2.19(b) (relating to the definition of leased employees within the meaning of Section 414(n)(2) of the Code); Section 2.28 (relating to the definition of Highly Compensated Employee and repeal of family aggregation); Section 2.49 (relating to the Required Distribution Date); Sections 2.44 and 2.54 (relating to Qualified Military Leave); Sections 5.02 and 5.03 (relating to the computation and distribution of excess contributions, excess aggregate contributions and satisfying the multiple use test); Section 5.07(d) (relating to repeal of the combined limitation on certain benefits); and Sections 8.02, 8.03, 8.04, A-2, and A-3 (relating to the threshold for certain mandatory distributions) of this Plan.
     7. The last sentence of Section A-2 in Appendix A is amended to read as follows:
Notwithstanding the foregoing, if the Participant’s total distributable Account balances (not just Restricted Account balances) are less than $1,000 as of his or her date of Termination, the Trustee shall immediately distribute such benefits in a lump sum without such Participant’s consent pursuant to Section 8.03 of the Plan.
     8. The two sentences of Section A-3 in Appendix A are amended to read as follows:
If the total distributable balance of the Participant’s Accounts (not just Restricted Accounts) is less than $1,000 as of his or her date of Termination, the Trustees shall provide for the immediate distribution of such Accounts to the Participant’s spouse. If the value exceeds $1,000, an immediate distribution of the entire amount may be made to the surviving spouse, provided such surviving spouse consents in writing to such distribution.
     9. The amendments made by paragraphs 1 and 2 shall be effective as of January 1, 2005. The amendments made by paragraphs 3, 4, 5, 6, 7 and 8 shall be effective March 28, 2005.
Dated: August ___, 2006

By:
Director, Chicago Bridge & Iron Company

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